EXHIBIT 99


                 THE FIRST AMERICAN CORPORATION ANNOUNCES PLANS
                FOR RULE 144A OFFERING OF SENIOR CONVERTIBLE DEBT


SANTA ANA, Calif., April 10, 2001 - The First American Corporation (NYSE: FAF), the nation's leading, diversified provider of business information and related products and services, today announced plans to launch an offering of senior convertible debentures. The senior convertible debentures will mature in 7 years. The company expects to receive gross proceeds of approximately $175 million from the offering. The underwriters of this offering will be granted an option to purchase additional senior convertible debentures, which would provide up to $35 million of additional gross proceeds to First American.

     The offering will be made on a Rule 144A basis to qualified institutional buyers, which will have certain registration rights. First American intends to register the senior convertible debentures with the Securities and Exchange Commission within 90 days after their original issuance. First American expects to price the convertible offering during the week of April 16, 2001.

     The net proceeds from this offering will be used to: finance acquisitions of businesses and assets that the company believes will complement its three primary business segments; repay outstanding indebtedness; buy out minority interests in existing subsidiaries; and for general corporate purposes.

     This press release shall not constitute an offer to sell or a solicitation of an offer to buy the senior convertible debentures, nor shall there be any sale of these senior convertible debentures in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Any offer, if any at all, will be made only by means of an offering circular.

     The senior convertible debentures have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration.

     The First American Corporation, based in Santa Ana, Calif., is the nation's leading, diversified provider of business information and related products and services. The corporation's three primary business segments include: title information and services; real estate information and services, which includes mortgage information services and database information and services; and
consumer information and services, which provides automotive, sub-prime and direct-to-consumer credit reporting; direct-to-consumer public records reporting; resident screening; pre-employment screening; property and automotive insurance tracking services; property and casualty insurance; home warranties; investment advisory; and trust and banking services. Information about the company and an archive of its press releases can be found on the Internet at www.firstam.com.